Exhibit 99.2

     Catalytica Energy Systems Reports Fourth Quarter and Full Year 2003
                              Financial Results

    GILBERT, Ariz., Feb. 5 /PRNewswire-FirstCall/ -- Catalytica Energy Systems, Inc. (Nasdaq: CESI), a leading provider of innovative nitrogen oxides
(NOx) solutions for combustion-related applications in the power generation and transportation industries, today reported financial results for the fourth quarter and full year ended December 31, 2003.
    Revenues for the fourth quarter of 2003 were $901,000, compared with revenues of $1,526,000 for the fourth quarter of 2002. Operating expenses decreased during the quarter to $4,300,000, from $5,201,000 in the same period of the prior year, reflecting the ongoing benefit of cost reduction initiatives implemented throughout the organization over the past several quarters. Accordingly, net loss for the period decreased to $3,248,000, or a loss of $0.18 per share, from a net loss of $3,441,000, or a loss of $0.20 per share, in the corresponding period last year. Total cash, cash equivalents and short-term investments used during the fourth quarter of 2003 were $3,802,000.
    "Our fourth quarter financial performance completes a year of significant progress in reducing our overhead and managing our expenses as we continue to focus on maintaining a lean cost structure throughout the organization," said Mike Murry, president and CEO of Catalytica Energy Systems. "As a result of continued improvements on the cost side of the equation, our fourth quarter operating expenses were the lowest ever recorded in Catalytica Energy Systems' history as a public company."
    Net loss for the year ended December 31, 2003 was $14,399,000, or a loss of $0.81 per share on revenues of $3,498,000, compared with a net loss in the prior fiscal year of $17,874,000, or a loss of $1.02 per share on revenues of $4,795,000. The significant decline in net loss on a year over year basis was primarily the result of a 23% reduction in operating expenses in 2003 to $18,484,000, compared with $23,883,000 in 2002. Total cash, cash equivalents and short-term investments used in 2003 were $14,088,000, compared with $20,877,000 in the prior year.
    On the Company's financial performance for the year, Murry added, "These results demonstrate the notable progress we have made throughout the year in streamlining our operations. In the selling, general and administrative area, in particular, we achieved a 25% improvement over 2002. Our solid execution against our full year financial objectives resulted in a 19% reduction in net loss and a 33% reduction in cash and investments consumption on a year over year basis. Consequently, we exit the year with $52.7 million in cash and investments, and enter 2004 in a strong financial position to realize our near-term business objectives and advance our longer-term growth initiatives, which include strengthening our position as a premier provider of innovative NOx solutions across multiple markets."

    New Developments
    Catalytica Energy Systems announced in a separate release issued today, that it has entered into a definitive agreement to acquire SCR-Tech LLC, a privately-held company based in Charlotte, North Carolina. SCR-Tech is the North American leader in catalyst regeneration technologies and management services for selective catalytic reduction (SCR) systems, which are used by major utilities, independent power producers (IPPs) and large industrial operators of coal-fired plants and other power generating equipment to reduce NOx emissions. SCR-Tech offers proprietary catalyst cleaning, rejuvenation and regeneration services, as well as SCR system management and consulting services, to help plant operators optimize their SCR system operation while
also reducing operating and maintenance costs.   SCR-Tech commenced operations
in its U.S. regeneration facility in March 2003 and completed orders in 2003 totaling approximately $3.0 million.
    The acquisition, which is expected to close within the next 30 days pending customary closing conditions, strategically broadens the Company's product offerings to the growing emissions control market for utility-scale power generation and accelerates near-term revenue growth.
    Catalytica Energy Systems is also reporting today an update on the status of its joint development program with GE Power Systems relating to the application of Xonon Cool Combustion(TM) to the 10 megawatt GE10 gas turbine. Following its recent completion of initial engine testing with GE and a thorough review of the data, Catalytica Energy Systems and GE have agreed that certain modifications of the catalyst and other combustion system hardware will be required to achieve optimal performance within a commercial GE10 gas turbine environment. Accordingly, we are working to identify the specific modifications that will be required to deliver a system that meets GE's commercial specifications. While this evaluation is still underway, it is expected that additional development will be required, resulting in delays in the commercialization prospects for a Xonon(R)-equipped GE10. The completion of this evaluation will provide a basis for determining the future direction of our GE10 program.

    2003 Operational Highlights
    We realigned our strategic direction with a focus on growing our business through product and market diversification.

    As a result of ongoing challenging conditions in the gas turbine industry, a slow to emerge distributed generation market and the pace of OEM gas turbine commercialization activities, we completed a rigorous exercise in 2003 to realign our strategic direction and build a stronger business. This is accomplished through product and market diversification in the area of NOx control beyond our Xonon Cool Combustion product for gas turbines. Accordingly, we have sharpened our focus on the pursuit of new business activity and expanded our portfolio of NOx-related products and services across additional markets. In addition to intensifying our development of NOx control systems for diesel engines, which leverages our core Xonon technology, we have become more active in identifying strategic opportunities, including business acquisitions, that complement our current products, expand the breadth of our markets or build upon our technical capabilities. In particular, we are focused on opportunities that offer near-term, profitable product and service offerings. Our announcement today regarding our pending acquisition of SCR-Tech is a direct result of these activities and a significant step forward in our continued efforts to diversify and grow our business.

    We advanced our ongoing development of NOx reduction solutions for diesel engines.

    -- In April, we announced the signing of test agreements with two leading heavy-duty diesel engine manufacturers to evaluate our diesel fuel processor technology, designed to enable a 90% reduction in NOx emissions.
    -- In July, we announced successful completion of a full-scale test of our prototype diesel fuel processor on a 7+ liter heavy-duty diesel engine, which validated its highly efficient and rapid regeneration capabilities over a variety of operating conditions and its ability to significantly improve NOx trap performance.
    -- In August, we completed the assembly of two full-scale prototype retrofit products, designed to enable a 50% reduction in NOx from mobile, stationary and off-road diesel engines.
    -- In September, we completed the construction of a diesel test facility and initiated in-house, full-scale engine testing of our diesel NOx reduction solutions. These tests are providing valuable data that we will use to further optimize our technology. This test facility enables us to simulate EPA certification and California Air Resources Board
       (CARB) verification protocols as well as advanced durability testing for a broad diesel engine population as we work to accelerate the product development path of our solutions for both new and retrofit diesel engine applications.
    -- In addition to advancing our diesel NOx reduction solutions from concept to prototype in 2003, we also took an active role in establishing several prospective partner relationships within the diesel industry, both in the U.S. and abroad. As a result, we are in active discussions today with a number of OEMs and industry suppliers relating to testing and / or joint development opportunities in North America and Asia.

    We demonstrated solid continued performance of Xonon-equipped gas turbines in commercial operation and made progress in our ongoing development programs with OEM partners.

    -- We have achieved 100% availability of our Xonon catalyst module through 7,200 hours of reliable, ultra-low emissions operation in its first commercial operation on a Kawasaki gas turbine at Sonoma Developmental Center in Eldridge, California.
    -- In October, we announced the installation of a second commercial Xonon-equipped Kawasaki gas turbine, which is currently operating at Plains Exploration & Production Company's oil field located in San Luis Obispo, California.
    -- At both commercial sites, our Xonon Cool Combustion system is consistently demonstrating ultra-low NOx emissions well below its 3 ppm guarantee.
    -- Our commercial partner, Kawasaki Gas Turbines-Americas, shipped a third commercial Xonon-equipped gas turbine for installation at the Reader's Digest Association Headquarters in Pleasantville, New York.
    -- In November, we announced pending orders from Kawasaki for two additional Xonon-equipped gas turbines for new sites in California, which could be brought on-line in 2004.
    -- Together with GE Power Systems, we progressed from rig testing to the completion of an initial round of full-scale engine testing, another milestone in our joint development of a Xonon-equipped GE10.
    -- As part of our joint development with Solar Turbines relating to the application of Xonon to Solar's Taurus 70 gas turbine, we completed the manufacture of prototype combustion system hardware in preparation for a first round of full-scale rig testing.

    We strengthened our manufacturing infrastructure and product quality assurance.

    -- In the second quarter, we implemented an enhanced product quality assurance system and installed a new, more robust coating line, enabling us to further streamline our manufacturing operations.
    -- In October, we were awarded ISO 9001:2000 certification following an audit of our quality system. We also received commendations of excellent system processes for our Integrated Product Development System and Manufacturing Control, further demonstrating our commitment to high quality standards and customer satisfaction.

    2004 Outlook
    Catalytica Energy Systems' financial projections for 2004 include the impact of adding SCR-Tech as a wholly-owned subsidiary, expected to occur in the first quarter of 2004. For the combined companies, the guidance for the year is as follows:

    -- Revenues are expected to be in the range of $6.0 million to $7.5 million.
    -- Net loss is expected to be in the range of $14.0 million to $15.5 million.
    -- The combination of total operating cash consumption and SCR-Tech acquisition-related payments to be made in 2004 is expected to be in the range of $17.0 million to $18.5 million.

    It is further anticipated that the SCR-Tech business unit will generate positive cash flow from its operations this year.

    On the Company's outlook for 2004, Murry stated, "We view 2004 as a year with significant potential for the Company. Our pending acquisition of SCR-Tech is another step forward in our efforts to expand our portfolio of commercial NOx control products and services across new and growing markets. Completing our acquisition of SCR-Tech and successfully integrating this business are key objectives in the coming year. We also plan to accelerate our technology development and commercialization efforts relating to NOx reduction solutions for diesel engines, while targeting additional business opportunities in the area of NOx control that leverage our core competencies and technology base."
    "While we continue to see substantial long-term opportunities in distributed generation for our Xonon Cool Combustion product for gas turbines, the combination of a slow to emerge market and the pace of commercial activity has prompted us to realign our resources and priorities commensurate with opportunities we believe will contribute more significantly to the near-term growth of the business. Nevertheless, we continue to demonstrate the technical success of Xonon in commercial operation as part of Kawasaki's 1.4 MW M1A-13X gas turbine, and believe in the long-term commercial prospects for this technology. Accordingly, we remain committed to advancing our existing development and commercialization activities with OEM partners. We will also pursue new programs as funded by OEM partners or government sources."

    2004 Target Milestones

    -- Successfully integrate the SCR-Tech business within Catalytica Energy
       Systems
    -- Advance the development of our diesel retrofit technology from prototype to a CARB verification-ready solution
    -- Complete additional on-engine demonstrations of our diesel fuel processor technology for new engine applications
    -- Secure an agreement with a strategic partner for the development and/or commercialization of our NOx reduction technology for diesel engines
    -- Complete an initial round of full-scale rig testing with Solar Turbines related to the development of Xonon Cool Combustion for the Taurus 70 gas turbine and define forward program
    -- Complete evaluation of engine test results with GE and define future direction of the Xonon-equipped GE10 program
    -- Continue to enhance and refine our Xonon Cool Combustion technology for gas turbines, with an emphasis on catalyst life, size and adaptability

    Catalytica Energy Systems will host a conference call and webcast today, Thursday, February 5, 2004, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with its pending acquisition of SCR-Tech and its outlook for 2004. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-800-299-7635 (617-786-2901 for international callers), using passcode 74117343. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through February 12, 2004.
To access the replay, dial 1-888-286-8010 (1-617-801-6888 for international callers), using passcode 31248164.
    Catalytica Energy Systems designs, develops, manufactures and services advanced products for the power generation and transportation industries with a focus on cost-effective solutions for reducing nitrogen oxides (NOx) emissions from combustion-related applications. Its proprietary technologies include the application of catalysts to combustion systems and next-generation fuel processors to offer innovative NOx solutions that mitigate the environmental impact of power generation and transportation systems. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

    This news release contains forward-looking statements regarding Catalytica Energy Systems' ability to maintain a lean cost structure; the Company's 2004 financial projections; Catalytica Energy Systems' near-term business objectives and longer-term growth initiatives; Catalytica Energy Systems' growth prospects and plans for diversification of its product offerings; the timeframe for Catalytica Energy Systems to complete its acquisition of SCR-Tech and its ability to successfully integrate the SCR-Tech business; the ability of SCR-Tech to contribute to an increase in sales revenues and generate positive cash flow from its operations this year; the timing and prospects for commercial installations of Xonon-equipped gas turbines; the timing and prospects associated with Catalytica Energy Systems' joint development activities with GE Power Systems and Solar Turbines; the ability of Catalytica Energy Systems to deliver a catalyst system for the GE10 that fully meets GE's commercial specifications; and the performance expectations for commercial Xonon-equipped Kawasaki gas turbines. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: that Catalytica Energy Systems may not be able to accurately predict future financial performance; that its financial guidance could be impacted by any cash outlays for additional business acquisitions and any unforeseen expenditures relating to its ongoing business activities; possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products; difficulties or delays in integrating the SCR-Tech business; changes in the environmental requirements relating to NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that there may be unanticipated technical, commercial or other setbacks related to the incorporation of Xonon into the GE10, the Taurus 70, or other gas turbines, which could result in delays in commercial shipments; that changes may occur in the arrangements between Catalytica Energy Systems and its OEM partners for the supply of Xonon-equipped gas turbines; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products, including with OEM partners; that any decision on the part of an OEM partner not to pursue development or commercialization of its products could negatively adversely impact our business or results of operations; and the other risks set forth in the Catalytica Energy Systems' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

    NOTE: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc. Mountain View, CA, USA

     CONTACT:  Megan Meloni
               Investor Relations
               650-940-6253


     Catalytica Energy Systems, Inc.
     Condensed Consolidated Statements of Operations
     (in thousands, except per share amounts)
     (unaudited)

                             Three Months Ended             Year Ended
                                December 31,               December 31,
                              2003         2002         2003          2002
    Revenues:
     Research and
      development
      contracts               $901       $1,526       $3,498       $4,795

    Costs and expenses:
     Research and
      development            2,562        3,681       11,260       14,229
     Selling, general
      and administrative     1,738        1,520        7,224        9,654

    Total costs and
     expenses                4,300        5,201       18,484       23,883

    Operating loss         (3,399)      (3,675)     (14,986)     (19,088)

    Interest and other
     income, net               151          234          587        1,214

    Net loss              $(3,248)     $(3,441)    $(14,399)    $(17,874)

    Basic and diluted
     net loss per share    $(0.18)      $(0.20)      $(0.81)      $(1.02)

    Weighted average
     shares used in
     computing net loss
     per share              17,735       17,561       17,669       17,529


     Catalytica Energy Systems, Inc.
     Condensed Consolidated Balance Sheets
     (in thousands)
     (unaudited)
                                                  December 31, December 31,
                                                      2003           2002
    ASSETS:

     Cash, cash equivalents and short-term
      investments                                    $52,682        $66,770
     Accounts receivable, net                            576          1,362
     Inventory                                           460            479
     Other current assets                                527            430
       Total current assets                           54,245         69,041

     Property and equipment, net                       7,076          7,414
     Other assets                                        373            566
       Total assets                                  $61,694        $77,021

    LIABILITIES AND STOCKHOLDERS' EQUITY:

     Accounts payable and accrued liabilities         $3,390         $4,592
     Current portion of long-term debt                   135            188
       Total current liabilities                       3,525          4,780

     Long-term debt and other long-term liabilities    2,942          3,062

     Stockholders' equity                             55,227         69,179
       Total liabilities and stockholders' equity    $61,694        $77,021

SOURCE  Catalytica Energy Systems, Inc.
    -0-                             02/05/2004
    /CONTACT: Megan Meloni, Investor Relations of Catalytica Energy Systems, Inc., +1-650-940-6253/
    /Web site:  http://www.catalyticaenergy.com /
    (CESI)

CO:  Catalytica Energy Systems, Inc.
ST:  Arizona
IN:  OIL ENV TRN
SU:  ERN CCA ERP